Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary of the material terms of our common stock and common stock purchase rights does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation as amended and rested as of July 15, 2017 (the “Charter”), Bylaws as amended through March 15, 1996 (the “Bylaws”), and Amended and Restated Rights Agreement dated as of March 27, 2019 (the “Rights Agreement”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit. At December 31, 2019, AmBase Corporation (the “Company”) had two outstanding classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”): common stock, $0.01 par value per share (the “Common Stock”) and rights to purchase common stock (the “Rights”).  We encourage you to read our Charter, our Bylaws, the Rights Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL") for additional information.

General

Our authorized capital stock consists of 85,000,000 shares of Common Stock, and 20,000,000 shares of cumulative preferred stock. Our issued and outstanding shares of Common Stock re fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of our Common Stock, and such shares are not entitled to any preemptive rights.

Quotation
Our Common Stock is quoted in the over-the-counter market under the symbol ABCP. Such prices reflect interdealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Transfer Agent

American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Except as otherwise provided by law, our Charter or our Bylaws, matters will generally be decided by a majority of the votes cast.

Board of Directors

Our Bylaws provide that the Board of Directors shall consist of not less than three persons. The exact number of directors subject to the minimum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Our Charter provides that directors are divided as equally as possible into three classes, and directors in each class are elected for three-year terms expiring at the Annual Meeting of Stockholders and may be removed only for cause upon the approval of at least 80% of the voting power of all of the shares of the Company.

Our Charter and Bylaws provide that a vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by a majority of the directors then in office. A vacancy created by an increase in the number of authorized directors may be filled by election at an Annual or Special Meeting of Stockholders called for that purpose or by the Board of Directors.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends as may be declared from time to time by our Board of Directors and paid in cash, in property, or in shares of the Company.

Rights upon Liquidation

Upon any liquidation or dissolution of the Company, holders of our common stock are entitled to share pro rata in all remaining assets legally available for distribution to stockholders.

Certain Anti-Takeover Effects

Certain provisions of our Charter and Bylaws may be deemed to have an anti-takeover effect.

Business Combinations. The Charter provides that any Business Combination must be approved by both (i) the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the affirmative vote of the holders of not less than a majority of the voting power of the then outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, other than any Common Stock held by an “Interested Stockholder” as such term is defined in the DGCL.

A Business Combination will require only the affirmative vote as required by law or any other provision of the Charter if the Business Combination is approved by a majority of the directors who are unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an “Interested Stockholder” as such term is defined in the DGCL.

DGCL Section 203. As a Delaware corporation, the Company is subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the business combination statute of the DGCL do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. The Company has not adopted any provision in the Charter or Bylaws electing not to be governed by the business combination statute of the DGCL. As a result, the statute is applicable to business combinations involving the Company.

Rights Agreement

On March 27, 2019, the Board of Directors adopted the Rights Agreement and declared a dividend distribution of one right (each, a "Right") for each outstanding share of common stock to stockholders of record at the close of business on April 17, 2019. The purchase price for each whole share of common stock pursuant to the exercise of a Right is one half the market value of the Common Stock measured as of an applicable distribution date under the Rights Agreement, subject to adjustment. The Rights are not exercisable until either a person or group of affiliated persons acquires 25% or more of the Company’s outstanding Common Stock or upon the commencement or disclosure of an intention to commence a tender offer or exchange offer for 20% or more of the Common Stock. The Rights are redeemable by the Company at $0.01 per Right at any time until the earlier of the tenth day following an accumulation of 20% or more of the Company’s shares by a single acquirer or group, or the occurrence of certain Triggering Events (as defined in the New Rights Agreement).  In addition, the Board of Directors may, at its option and in its sole and absolute discretion, at any time after a Triggering Event, mandatorily exchange all or part of the then outstanding and exercisable Rights for consideration per Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Right. The Rights are subject to adjustment to prevent dilution and expire on March 27, 2029.